AMENDMENT TO CREDIT AGREEMENT


               AGREEMENT made by and between The Chase Manhattan Bank, successor by merger to The Chase Manhattan Bank, N.A., which was successor by merger to Chase Lincoln First Bank, N.A., a banking corporation organized under the laws of the State of New York ("Bank") and Exolon-ESK Company, a corporation organized and existing under the laws of the State of Delaware ("Company").

                                     WITNESSETH

               The Company and the Bank are parties to a Credit Agreement dated December 22, 1992, as amended by amendments dated
          December 21, 1995, June 28, 1996 and September 30, 1996
          (collectively "Agreement").

               The Company and the Bank wish to amend the Agreement further as set forth herein.

               1. Definitions. Section 1.1 of the Agreement shall be amended as follows:

                    a. The definition of "Conversion Date" shall be deleted and replaced with the following:

                         "Conversion Date" - January 2, 2000, on which date
               the Company may convert all or any portion of the Revolving Credit to Term Loan A.

                    b. The following definition of "Debt" shall be added to the agreement:

                         "Debt" - with respect to any Person:
               (a) indebtedness of such Person for borrowed money;
               (b) indebtedness for the deferred purchase of property or services (except trade payables in the ordinary course of business); (d) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to insure a creditor against loss; (d) obligations secured by any lien on property of such Person; and
               (e) obligations of such Person under capital leases.

                    c. The definition of "Measurement Date" shall be deleted and replaced with the following:

                         "Measurement Date" - The last day of each fiscal
               quarter for the Company.

                    d. The following definition of "Funded Debt" shall be added to the agreement:

                         "Funded Debt" - with respect to any Person, all
               Debt of such Person for money borrowed which by its terms matures more than one year from the date as of which such Funded Debt is incurred, and any Debt of such Person for money borrowed maturing within one year from such date which is renewable or extendable at the option of the obligor to a date beyond one year from such date (whether or not theretofore renewed or extended), including, without limitation, any indebtedness incurred pursuant to this Credit Agreement and the Company's reimbursement obligations pursuant to the Letter of Credit Reimbursement Agreement between the Company and the Bank dated as of December 1, 1996, as the same may be amended or supplemented from time to time.

               2. Revolving Note. Exhibit C to the Agreement shall be deleted and replaced with the form of Replacement Revolving Note attached hereto.

               3. Term Note. Section 2.1.e. of the Agreement shall be amended so that the third sentence thereof is deleted and the following shall be inserted in its place:

               "The Term Note evidencing Term Loan A shall be payable to the order of the Bank at 2300 Main Place Tower, Buffalo, New York 14202, Attention: Middle Market Banking Department in sixteen (16) quarterly principal installments, each equal to the lesser of $250,000 or 2.5% of the principal balance of the Revolving Note converted on the Conversion Date, commencing
               February 1, 2000 and payable on the first day of each May, August, November and February thereafter to and including August 1, 2003 and one (1) final principal installment on November 1, 2003 in an amount equal to the then unpaid principal balance of the Term Note, together with interest thereon."

               4. Commitment Fee. The following Section 2.1.f. shall be added to the Agreement:

                    2.1.f.  Commitment Fee.  The Company agrees to pay to
               the Bank a fee computed at the rate of 15 basis points (based on a 360 day year) for the period from and including the date hereof and terminating on the Conversion Date. The commitment fee payable to the Bank shall be computed on the average daily unused portion of the total Revolving Credit made available hereunder and shall be payable on the last day of each of the Company's fiscal quarters commencing the first such date subsequent to the date hereof and thereafter until and including the Conversion Date.

               5. Revolving Note Interest. Section 2.5.a of the Agreement shall be deleted and the following Section 2.5.a shall be inserted in its place:


                    2.5.a.  Revolving Note.  The Revolving Note shall bear
               interest from the date hereof until maturity (whether by acceleration or otherwise) on the balance of the principal thereof from time to time unpaid at a per annum rate equal to the Prime Rate plus any adjustment as determined according to the formula set forth below.

                    The Company shall have the option, exercisable from
               time to time to convert the interest rate on all or portions of the principal of the Revolving Note in an amount not less than $500,000 and divisible by $100,000 to LIBOR, plus the adjustment as determined according to the formula set forth below, provided that no Event of Default or Default exists. To exercise the option to convert to LIBOR, the Company shall comply with the LIBOR Procedure. Any portion of the Revolving Note converted to LIBOR shall not be permitted to be repaid or reborrowed during the LIBOR Period without payment of the premium provided in Section 2.6. At the end of each LIBOR Period, the interest rate on the Revolving Note shall automatically convert to the rate based upon the Prime Rate unless the Company shall exercise its option to elect a new LIBOR pursuant to the terms of this Section 2.5.a. The option to convert the interest rate to LIBOR shall not be exercisable during any LIBOR Period with respect to any portion of the Revolving Credit subject to the LIBOR for such period.

                    The interest rates specified above shall be subject to
               an increase as of each Measurement Date in the event that the Company's ratio of Funded Debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") computed for the twelve months preceding the Measurement Date on a rolling basis is as follows:

               If Funded Debt to   LIBOR margin        Prime Rate margin
               EBITDA is:          shall be:           shall be:

               Greater than or
               equal to 2.10:1     200 basis points         1/2%

               Between 2.10:1
               and 1.60:1          150 basis points         Zero

               Less than 1.60:1    100 basis points         Zero

                    Interest on the Revolving Note shall be payable on the
               first day of each month.

               6. Borrowed Money/Leases. Subsection (iv) of Section 6.1 of the Agreement shall be deleted and the following subsection (iv) shall be inserted in its place:

                    (iv) Indebtedness evidenced by capital leases requiring
               payments not exceeding the amount set forth in Section 6.6 of this Agreement.

               7. Capital Expenditures. Section 6.9 of the Agreement shall be deleted in its entirety and the following Section 6.9 shall be inserted in its place:

                    6.9 Capital Expenditures. Make or incur any capital expenditures for fixed or capital assets in any period which is coincidental with any of the Company's fiscal years that are, in the aggregate, in excess of the Company's depreciation expense in that year.

               8. Current Ratio. Section 6.13 of the Agreement shall be deleted in its entirety and the following Section 6.13 shall be inserted in its place:

                    6.13 Current Ratio. Permit the ratio of current assets to current liabilities, each computed on a Consolidated basis as of each Measurement Date for the twelve months preceding the Measurement Date on a rolling basis, to be less than 2.5 to 1 at any time.

               9. Tangible Net Worth. Section 6.14 of the Agreement is deleted in its entirety.

               10. Debt-Equity Ratio. Section 6.15 of the Agreement shall be deleted and the following Section 6.15 shall be inserted in its place:

                    6.15 Debt-Equity Ratio. Permit the ratio of total liabilities to tangible net worth, each computed on a Consolidated Basis as of each Measurement Date for the twelve months preceding the Measurement Date on a rolling basis to be greater than 1.50 to 1.

               11. Earnings Coverage. Section 6.16 of the Agreement shall be deleted and the following Section 6.16 shall be inserted in its place:

                    6.16 Earnings Coverage. Permit the ratio of earnings before taxes and interest to interest expense for any twelve month period, computed on a Consolidated Basis as of each Measurement Date for the twelve months preceding the Measurement Date on a rolling basis to be less than 3.0 to 1.

               12. Working Capital. Section 6.17 of the Agreement is deleted in its entirety.

               13. Cash Flow Coverage. Section 6.18 of the Agreement shall be deleted and the following Section 6.18 shall be inserted in its place:

                    6.18 Cash Flow Coverage. Permit the ratio of cash flow for the preceding twelve months to the current maturities of long-term Indebtedness due and payable during such period, each computed as of each Measurement Date on a Consolidated Basis and on a rolling basis to be less than 3.5 to 1.

               14. Environmental Remediation. The following is added as a new Section 7.1(j):

                    (j) Environmental Remediation. Fail to satisfy on or before September 15, 1997, to the satisfaction of the Bank, in its sole discretion, all of the recommendations set forth in Section 9.0 of the Phase I Environmental Site Assessment performed by Maxim-Empire Soils Investigations, Inc. dated January 1996.

                    Except as amended hereby, the Company hereby ratifies and confirms the Agreement and agrees that the Agreement remains in full force and effect, subject to no offset, claim, counterclaim or defense. No further amendment, modification or waiver of any other provision of the Agreement shall be valid and enforceable unless set forth in a writing and signed by the Company and the Bank.

                    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the 1st day of December, 1996.

                                             EXOLON-ESK COMPANY


                                        By   ____________________________
                                             Michael H. Bieger
                                             Vice President and Chief
                                             Financial Officer


                                             THE CHASE MANHATTAN BANK


                                        BY   ____________________________
                                             Alan E. Boyce
                                             Vice President



                                      EXHIBIT C
                                     REPLACEMENT
                                   REVOLVING NOTE

          $10,000,000.00                               Buffalo, New York
                                                       December 26, 1996

                    FOR VALUE RECEIVED, the undersigned, EXOLON-ESK COMPANY ("Company"), unconditionally promises to pay on or before January 2, 2000 to the order of The Chase Manhattan Bank (successor by merger to The Chase Manhattan Bank, N.A. which was successor by merger to Chase Lincoln First Bank, N.A.) ("Bank") at its office at 2300 Main Place Tower, Buffalo, New York 14202,
          Attention: Middle Market Banking Department, or at the holder's option, at such other place as may be designated by the holder, the principal sum equal to the lesser of (a) TEN MILLION DOLLARS ($10,000,000.00) or (b) the aggregate unpaid principal amount of all Loans made by Bank to Company pursuant to the Credit Agreement, dated December 22, 1992 between Company and Bank, as amended, as the same may from time to time be amended, supplemented or otherwise modified ("Credit Agreement"). All capitalized terms used in this Revolving Note and not otherwise defined shall have the meanings set forth in the Credit Agreement.

                    This Revolving Note shall bear interest on the balance of principal from time to time unpaid from the date hereof until maturity (whether by acceleration or otherwise) at rates and on the dates determined in accordance with Subsection 2.5.a of the Credit Agreement. Interest shall be calculated on the basis of one three hundred sixtieth (1/360th) of interest rate hereof in effect for each calendar day such balance of principal is unpaid. After maturity, whether by acceleration or otherwise, this Revolving Note shall bear interest at a rate per annum equal to two percent (2%) in excess of Bank's Prime Rate as defined below; provided, however, in no event shall the rate of interest on this Revolving Note exceed the maximum rate authorized by applicable law. Bank's "Prime Rate" means the fluctuating base rate of interest announced by Bank from time to time to be the prime rate regardless of whether such prime rate shall be the lowest rate actually charged by Bank on commercial borrowings of 90-119 day maturity. Payments of both principal and interest are to be made in lawful money of the United States of America in immediately available funds.

                    Bank may inscribe on the schedule annexed hereto and any continuation thereof ("Schedule"), the amount and the date of the making of each Loan or each conversion of a portion of the Revolving Credit from an interest rate based on Prime Rate to an interest rate based on LIBOR, whether interest on the Loan or portion of the Credit converted is to be calculated based on Prime Rate or LIBOR, the dates on which each LIBOR Period shall begin and end, all payments on account of principal, the dates thereof and the outstanding principal balance of this Revolving Note from time to time unpaid. Each entry set forth on the Schedule shall be prima facie evidence of the facts so set forth. No failure by Bank to make, and no error by Bank in making, any inscription on the Schedule shall affect Company's obligation to repay the full principal amount advanced by Bank to or for the account of Company, or Company's obligation to pay interest thereon at the agreed upon rate.

                    If any installment of this Revolving Note is not paid when due, whether because such installment becomes due on a Saturday, Sunday or a holiday or for any other reason, Company will pay interest thereon at the aforesaid rate until the date of actual receipt of such installment by the holder of this Revolving Note.

                    No failure by the holder hereof to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the holder of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the holder as herein specified are cumulative and not exclusive of any other rights or remedies which the holder may otherwise have.

                    No modification, rescission, waiver, release or amendment of any provision of this Revolving Note shall be made except by a written agreement subscribed by duly authorized officers of Company and the holder hereof.

                    Company hereby waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Revolving Note.

                    This Revolving Note is the Revolving Note referred to in the Credit Agreement, to which reference is hereby made with respect to collateral, interest rate options, and rights of prepayment and acceleration of the principal hereof on the occurrence of certain events.

                    The Company agrees to pay all costs and expenses incurred by the holder in preserving the holder's rights, enforcing this Revolving Note or in collecting the indebtedness evidenced hereby, including, without limitation, if the holder retains counsel for any such purposes, actual attorneys' fees and expenses.

                    This Revolving Note shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws.

                    This Note is in renewal and substitution of, but not in payment of, a Replacement Revolving Note of the Company to the Bank dated September 30, 1996.


                                             EXOLON-ESK COMPANY


                                             By:_________________________
                                                Michael H. Bieger
                                                Vice President and
                                                Chief Financial Officer






                                      SCHEDULE

                           LOANS AND PAYMENTS OF PRINCIPAL



                             BASIS OF
    DATE LOAN   AMOUNT OF    INTEREST             AMOUNT
      MADE,     LOAN MADE,     RATE                 OF      AGGREGATE  NOTATION
       CON-     CONTINUED     (PRIME    LIBOR   PRINCIPAL    UNPAID    MADE BY
    TINUED OR       OR       RATE OR    PERIOD  PAID OR     PRINCIPAL    AND
    CONVERTED   CONVERTED     LIBOR)    DATES   PREPAID      BALANCE    DATE
_____________________________________________________________________________